Exhibit 10.1

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (the “Sixth Amendment”) is made this 9th day of June, 2010, by and between RB KENDALL FEE, LLC (“Landlord”) and HELICOS BIOSCIENCES CORPORATION, having a mailing address at One Kendall Square, Building 200, Cambridge, Massachusetts 02139 (“Tenant”).

BACKGROUND:

A.                                   Reference is made to a certain Lease dated as of December 30, 2005 by and between Landlord’s predecessor in interest, One Kendall Square Associates, LLC, and Tenant as amended by (i) First Amendment dated March 23, 2006, (ii) Second Amendment To Lease (the “Second Amendment”) dated February 27, 2007; (iii) Third Amendment To Lease (the “Third Amendment”) dated December 10, 2007; (iv) Fourth Amendment To Lease (the “Fourth Amendment”) dated March 1, 2008; and (v) Fifth Amendment To Lease (the “Fifth Amendment”) dated October 8, 2009 (collectively, the “Lease”), demising approximately 27,298 rentable square feet of space (the “Building 600/650/700 Space”) located in Building 600/650/700; approximately 16,782 rentable square feet of space (the “Expansion Space”) located in Building 200, and licensing the use of four (4) Storage Spaces (totaling approximately 2,237 rentable square feet) in the basement of Building 600/650/700 (the “Storage Space”) in One Kendall Square, Cambridge, Massachusetts (the “Complex”).  Capitalized terms used but not defined herein shall have the same meaning as in the Lease.

B.                                     Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C.                                     Landlord and Tenant want to extend the term of the Lease with regard to the Building 600/650/700 Space and the Expansion Space and to further revise the Lease as set forth in this Sixth Amendment.

D.                                    Landlord and Tenant now desire to amend the Lease as set forth herein.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree and amend the Lease as follows:

1.  Building 600/650/700 Space Month to Month Extension.  The term of the Lease for the Building 600/650/700 Space is hereby extended on a month to month basis from April 1, 2010 to June 30, 2010 (the “Month to Month Extension”).  Throughout the Month to Month Extension, Yearly Rent for the Building 600/650/700 Space shall be due and payable at a monthly rate of $79,619.17, payable in accordance with the terms of the Lease, and Tenant shall continue to pay Tenant’s Proportionate Common Area and Building Shares with respect to the Building 600/650/700 Space throughout the Month to Month Extension in accordance with the terms of the Lease.  On or before June 30, 2010, Tenant shall quit, vacate and yield-up the Building 600/650/700 Space in broom clean condition and free from all personal property, furniture, fixtures, inventory and equipment and otherwise in accordance with the surrender provisions of the Lease, including, without limitation, Section 29.11(f) thereto.  Notwithstanding the foregoing, however, Landlord acknowledges and agrees that Tenant shall not be required to remove any of the improvements to the Building 600/650/700 Space or cabling contained therein and existing as of the expiration of the term.

2.  Expansion Space Extended Term.  The term of the Lease for the Expansion Space is hereby extended for an additional term commencing as of April 1, 2010 and terminating as of December 31, 2010 (the “Expansion Space Extended Term”).  Said Expansion Space Extended Term shall be upon the terms and conditions of the Lease except as set forth herein.  Throughout the Expansion Space Extended Term, Yearly Rent for the Expansion Space shall be $419,550.00, payable in monthly installments of $34,962.50, as set forth in the Lease.  Tenant shall continue to pay Tenant’s Proportionate Common Area and Building Area Shares with respect to the Expansion Space in accordance with the terms of the Lease.

3.  Mezzanine Space.  As of the date hereof, the Premises demised under the Lease shall include approximately 7,245 rentable square feet of space located in the Building 700 Mezzanine as shown crosshatched on the plan attached hereto as Exhibit A-1 (the “Mezzanine Space”), and all references to the Premises in the Lease shall also include the Mezzanine Space and references to any plans or exhibits showing or reflecting the Premises shall be deemed to also include and refer to Exhibit A-1 attached hereto.  The term of the Lease with respect to the Mezzanine Space shall commence immediately on execution of this Sixth Amendment and terminate on December 31, 2010, unless earlier terminated pursuant to the terms and conditions of the Lease.  The Tenant agrees that it is taking the Mezzanine Space “as-is” and “where-is”, without any obligation on the part of Landlord to prepare or construct the Mezzanine Space for Tenant’s use and occupancy, and without any warranty or representation by Landlord as to the condition of the Mezzanine Space or its fitness for any use or purpose; provided, however, that Landlord agrees that the Mezzanine Space may be legally occupied for office use and any in-process alterations to the Mezzanine Space shall be completed in a diligent manner. Landlord agrees that Tenant shall have the right to secure the Mezzanine Space in accordance with the terms of the lease and will have the right to exclusively utilize the key access panel that is currently inactivated in the elevator cabin that accesses the Mezzanine Space; provided, however, that Tenant shall provide Landlord with duplicate keys, cards, and/or security codes to insure that Landlord may access the Mezzanine Space in accordance with the terms of the Lease.  The Mezzanine Space shall be used for general business office purposes only (subject in all events to the terms and conditions of the Lease) and for no other purpose.  Except as expressly otherwise set forth herein, Tenant’s rights and obligations with regard to the Mezzanine Space shall be governed by the terms of the Lease.  Landlord agrees to cooperate with Tenant, at no cost to Landlord, in order to facilitate any necessary relocation of utilities, including, without limitation, cabling from the Building 600/650/700 Space to the Mezzanine Space and the Expansion Space to the extent relocation requires Tenant or its agents to gain access to other spaces within the Complex; provided, however, that Tenant acknowledges and agrees that any alterations or improvements in connection with such relocation shall be subject to the provisions of the Lease and Landlord shall be bound by the provisions of any of its leases with existing tenants regarding access to other leased premises for such relocation.

4.  Mezzanine Space Rent.    The Mezzanine Space shall be leased to Tenant on a so-called gross basis, and Tenant shall have no obligation to pay Tenant’s Proportionate Shares of Operating Costs or Taxes in connection therewith.  Yearly Rent for the Mezzanine Space shall be $202,860.00, payable in monthly installments of $16,905.00 beginning on July 1, 2010, and otherwise as set forth in the Lease.  For purposes of clarity, the parties agree that no rent shall be due for the period from the date of this Sixth Amendment through June 30, 2010, and that Tenant has the right to begin preparing the Mezzanine Space for occupancy immediately and can begin to occupy the space at any time after the date of this Sixth Amendment at which time the Mezzanine Space becomes part of the Premises demised under the Lease.

5.  No Further Extension.  Tenant shall have no further right to extend the term of the Lease with respect to the Building 600/650/700 Space, the Expansion Space, or the Mezzanine Space.

6.  Parking.  Until the expiration of the Expansion Space Extended Term or the earlier termination of the Lease, Tenant shall have the right to the number of monthly parking passes set forth in the Lease, as amended by the Third Amendment, payable in the amount and manner set forth therein.

7.  Right of First Offer.  Section 29.16 of the Lease expired on August 24, 2009, and Tenant has no further right of first offer with respect to any space in Building 600/650/700 or the Complex.

8.  Storage Space.  Section 11 of the Second Amendment is hereby amended to provide that the term of the license with respect to the Storage Space shall be coterminous with the Expansion Space Extended Term, unless sooner terminated pursuant to Section 11 of the Second Amendment or otherwise pursuant to the terms of the Lease.

9.  Security Deposit.  Tenant acknowledges and agrees that the existing security deposit under the Lease shall not be reduced and shall remain in place during the term of the Sixth Amendment pursuant to the provisions of the Lease.

10.  Brokers.  Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this Sixth Amendment other than Beal and Company, Inc. (the “Broker”) and in the event of any brokerage claim against either party by any person claiming to have dealt with either Landlord or Tenant in connection with this Sixth Amendment, other than the Broker, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim.

11.  Ratification.  In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby.  The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

IN WITNESS WHEREOF the parties hereto have executed this Sixth Amendment to Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:		TENANT:

RB KENDALL FEE, LLC		HELICOS BIOSCIENCES CORPORATION

By:	/s/ Robert L. Beal	By:	/s/ Jeffrey R. Moore
	Robert L. Beal, its authorized signatory	Name:	Jeffrey R. Moore
		Title:	Senior Vice President and
Chief Financial Officer

Exhibit A-1

Floor Plan Showing Mezzanine Space at One Kendall Square, Building 600, 650, 700, 4th Floor